Exhibit 99.2

Media Contact:	Roy Wiley, 630-753-2627
Investor Contact:	Heather Kos, 630-753-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR RAISES FISCAL 2010 EARNINGS GUIDANCE

WARRENVILLE, Ill. (April 8) – Navistar International Corporation (NYSE: NAV) today announced that the company raised its guidance of earnings for its 2010 fiscal year ending Oct. 31, 2010. For fiscal year 2010, net income attributable to Navistar International Corporation is expected to be in the range of $198 million, or $2.75 per diluted share, and $234 million, or $3.25 per diluted share primarily related to increased military orders.

As the company previously said, based on continued economic recovery, it anticipates that total truck industry retail sales volume for Class 6-8 trucks and school buses in the United States and Canada for its fiscal year ending Oct. 31, 2010, will be in the range of 195,000 to 215,000 units. Truck industry volume in fiscal 2009 was 181,800 units, which was during the worst truck markets in more than 47 years.

Currently, Navistar is evaluating the full impact of the recently enacted Patient Protection and Affordable Care Act on its business. Many companies have disclosed increases in tax expense due to changes in tax treatment of the Medicare Part D drug subsidy. Navistar has a full valuation allowance against these deferred tax assets, therefore these changes are expected to have no current impact on income tax expense.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, Monaco RV brands of recreational vehicles, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see Item 1A, Risk Factors of our Form 10-K for the fiscal year ended October 31, 2009, which was filed on December 21, 2009. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.